Exhibit (a)(7)(vi)

Westway and EQT Infrastructure II Announce Successful Completion of Acquisition of Westway

WHITE PLAINS, NY AND NEW ORLEANS, LA- FEBRUARY 1, 2013: Westway Group, Inc. (NASDAQ: WWAY) (“Westway”) and EQT Infrastructure II (“EQT”) today announced the successful consummation of the previously announced merger of EQT’s wholly-owned affiliate, Bishop Infrastructure III Acquisition Company, Inc., with and into Westway.

Under the terms of the merger agreement and as a result of the merger, each share of capital stock of Westway remaining outstanding after the consummation of EQT’s tender offer for all of the capital stock of Westway was converted into the right to receive an amount equal to $6.70 in cash, without interest thereon and less any required withholding taxes (the “Merger Consideration”). As a result of the merger, Westway is a wholly-owned affiliate of EQT.

Continental Stock Transfer and Trust Company, as exchange agent for the merger, will mail letters of transmittal to all Westway stockholders of record immediately prior to the merger with instructions on how to surrender their shares in exchange for the Merger Consideration. Westway stockholders should not surrender their shares until they have reviewed the instructions in the letter of transmittal or contacted their banks or brokers to determine what actions they must take to receive the Merger Consideration.

About EQT

EQT is the leading private equity group in Northern Europe with approximately EUR 20 billion in raised capital and multiple investment strategies. Together with an extensive network of independent Industrial Advisors, EQT implements its investment strategy by acquiring or financing good medium-sized to large companies in Northern and Eastern Europe, Asia and the United States, supporting their development into leading companies. Development is achieved by an industrial strategy with focus on growth. Since inception, EQT has invested more than EUR 11 billion in around 100 companies and exited close to 50. EQT-owned companies have more than 550,000 employees.

EQT Infrastructure II is the second fund within the infrastructure investment strategy. The first fund closed in 2008 at approximately EUR 1.2 billion. EQT Infrastructure II seeks to invest in medium-sized infrastructure companies with a significant opportunity for value creation through accelerating growth and implementing operational improvements. Potential investment targets are basic infrastructure, concession-based infrastructure and infrastructure-related services.

EQT Partners, acting as Investment Advisor to the general partners and managers of each EQT fund, has around 120 investment professionals with an extensive industrial and financial competence. EQT Partners and its affiliates have offices in Copenhagen, Frankfurt, Helsinki, Hong Kong, Oslo, London, Munich, New York, Shanghai, Singapore, Stockholm, Warsaw and Zurich.

More information can be found on www.eqt.se

About Westway

Westway is a premier provider of storage and related services to owners of bulk liquid products worldwide. The business has over 330 million gallons of storage capacity through a global network of 19 terminal locations including 14 in the U.S., 1 in Canada and 4 in Europe. The business is focused on niche liquid products and customized service offerings with strong margin potential and has a leading market position in the agricultural and chemical commodity sectors. Key products stored include petroleum oils, caustics, asphalts, vegetable oils, methyl esters, chemicals and molasses products, among others.

Forward Looking Statements

Information provided and statements contained in this press release that are not purely historical, such as statements regarding future business plans and prospective performance and opportunities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements only speak as of the date of this press release, and Westway, EQT and their respective affiliates assume no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the risk that business disruption relating to the merger may be greater than anticipated and other specific risk factors discussed herein and in other releases and public filings made by Westway. Although Westway, EQT and their respective affiliates believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, Westway, EQT and their respective affiliates also disclaim any obligation to update their view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

Contact:

Westway Group, Inc.

Thomas A. Masilla, Jr.

Chief Financial Officer

(504) 636-4245

Glen T. Matsumoto +1 914 607 4502

Partner at EQT Partners,

Investment Advisor to EQT Infrastructure II

EQT Press Department +46 8 506 55 334